                                                                 EXHIBIT (15)(a)





October 27, 2000


CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-55805, No. 33-60007, No. 33-61595, No. 333-27849,
No. 333-32229, No. 333-37241, No. 333-45556, No. 333-47464, No. 333-68937, No.
333-75805, and No. 333-76347 its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated October 27, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



Very truly yours,


/s/ Arthur Andersen LLP